THERMOGENESIS CORP.
                              3146 Gold Camp Drive
                           Rancho Cordova, California
                                 (916) 858-5100



                                                          November 15, 1999


To the Shareholders of THERMOGENESIS CORP:

        On November 8, 1999, the Company sent you a Notice of Annual Meeting, Proxy Statement, and form of proxy related to the Company's annual meeting to be held at 10:00 a.m., local time, on Friday December 10, 1999 at The Lake Natoma Inn, located at 702 Gold Lake Drive, Folsom, California, 95630.

        The Proxy Statement contains important information concerning the election of the Board of Directors and an amendment to the Company's 1998 Employee Equity Incentive Plan to increase the number of shares underlying that Plan. Unfortunately, some of the information contained in the Proxy Statement inadvertently referred to inconsistent dates for the meeting. We wish to clarify that the Annual Meeting will be held at 10:00 a.m., local time, on Friday December 10, 1999 at The Lake Natoma Inn, located at 702 Gold Lake Drive, Folsom, California, 95630.

        We urge you to give the proposals to be voted upon at the annual meeting your close attention, as they are of great significance to the Company and its shareholders, and you should read the Proxy Statement carefully. The Board of Directors strongly recommends your approval on each of these proposals.

        We hope you will be able to attend the annual meeting, but, if you cannot do so, it is important that your shares be represented. Accordingly, we urge you to mark, sign, date, and return the proxy that accompanied the Notice of Annual Meeting and Proxy Statement. If you need additional Proxy Statements or form of proxies, please contact investor relations at 916-858-5100.

                                   Sincerely,


                                   David C. Adams
                                   Secretary